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                                                                                                          5/30/97
                              GEORGIA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1996
                   and the twelve months ended April 30, 1997

                                                                                                                          Twelve
                                                                                                                          Months
                                                                                                                          Ended
                                                                                  Year ended December 31,                 April 30,
                                                         ==========================================================================
                                                             1992        1993       1994           1995         1996      1997
                                                         ------------------------Thousands of Dollars------------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                  $ 1,004,886   $1,034,795   $  927,336    $   959,692  $  875,626  $  856,896
      Federal and state income taxes                      165,667      266,771      360,380        411,675     383,668     397,548
      Deferred  income taxes, net                         194,748      168,372       34,130         35,367      35,830      11,693
      Deferred  investment  tax credits                    (5,704)     (18,274)        (489)         1,127           -           -
      AFUDC - Debt funds                                    8,459        8,294       11,613         12,123      11,452      11,482
                                                      ------------ ------------ ------------   ------------ ----------- -----------
         Earnings as defined                          $ 1,368,056   $1,459,958  $ 1,332,970    $ 1,419,984  $1,306,576  $1,277,619
                                                      ============ ============ ============   ============ =========== ===========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                      $   404,854      $345,552     $308,611    $257,092    $  210,149   $  204,120
   Interest on interim  obligations                        9,694        15,530       17,529      21,463        15,478       13,080
   Amort of debt disc, premium  and expense, net           7,891        14,087       15,776      15,846        14,802       14,761
   Other interest  charges                                12,426        47,393       23,483      20,400        21,296       28,529
                                                     ------------  ------------ ------------   ---------   -----------  -----------
         Fixed charges as defined                    $   434,865      $422,562     $365,399    $314,801    $  261,725   $  260,490
                                                     ============  ============ ============   =========   ===========  ===========



RATIO OF EARNINGS TO FIXED CHARGES                          3.15         3.46         3.65         4.51          4.99         4.90


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern
Electric Generating Company.


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